UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2025

HOOKER FURNISHINGS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

440 East Commonwealth Boulevard,
Martinsville, Virginia	24112	(276) 632-2133
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number,
		including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HOFT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2025, Hooker Furnishings Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Magnussen Home Furnishings, Inc. (“Magnussen”) to sell the Company’s Pulaski Furniture (“PFC”) and Samuel Lawrence (“SLF”) casegoods brands, including specified assets and liabilities related to those brands. Pursuant to the terms of the Asset Purchase Agreement, at closing, an estimated purchase price will be determined and paid based upon the net book value of the assets being sold in the transaction. As of November 2, 2025, the Company’s fiscal third quarter-end, the currently estimated purchase price is approximately $4.8 million subject to final adjustment to closing values, pursuant to the terms of the Asset Purchase Agreement. The Company will also shed approximately $4.8 million in Home Meridian (“HMI”) showroom lease liabilities and related expenses, as Magnussen will assume the lease of HMI’s High Point showroom. The Company will retain the Samuel Lawrence brand in connection with the operation of its hospitality business.

The Asset Purchase Agreement contains customary representations and warranties of each party. The transaction is subject to customary closing conditions, including third party consents, and is currently expected to close by mid-December 2025. Ten percent of the purchase price paid at closing will be subject to a holdback for 210 days for customary indemnification and final purchase price adjustments. The transactions contemplated by the Asset Purchase Agreement do not require the approval of the Company’s or Magnussen’s shareholders.

The Company’s HMI segment currently has three brands: PFC, SLF and Samuel Lawrence Hospitality (“SLH”) and the Company is retaining the SLH product line, which is expected to become part of its “All other” segment. To accommodate the Company’s continued use of the “Samuel Lawrence Hospitality” name, Magnussen will license back the use of the name to the Company pursuant to an exclusive, worldwide, royalty-free, fully-paid license agreement. Under the Asset Purchase Agreement, Magnussen has agreed, for a period of three (3) years following the closing, not to, directly or indirectly, engage or participate in the hospitality business in the U.S. or in any jurisdiction in which the Company or any successor or assign operates.

The representations, warranties and covenants included in the Asset Purchase Agreement were made solely for purposes of the agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement, including exceptions set forth on confidential disclosure schedules.  Accordingly, the Company’s shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of  related facts or circumstances, and should bear in mind that such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, were negotiated for purposes of allocating contractual risk among such parties and may be subject to contractual standards of materiality that differ from those generally applicable to shareholders.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date hereof and any such subsequent information may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events

On December 1, 2025, the Company issued a press release announcing its entry into the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Forward Looking Statements

This report includes certain forward-looking information that is subject to various risks and uncertainties. Words such as “expect,” “target,” “would,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases are used to identify forward-looking statements.   There are a number of factors that could cause actual results to differ from those in the forward-looking statements.  Accordingly, forward-looking statements are not guarantees or assurances of future outcomes and actual results could differ materially from those indicated by the forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

Item 9.01 Financial Statements and Exhibits

Exhibits
10.1*	Asset Purchase Agreement dated December 1, 2025 by and between the Company and Magnussen Home Furnishings, Inc.**

99.1*	Press Release dated December 1, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

**	The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 10.1.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNISHINGS CORPORATION

By:	/s/ C. Earl Armstrong III
C. Earl Armstrong III
Chief Financial Officer and
Senior Vice-President – Finance

Date: December 3, 2025

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